EXHIBIT 8



                 [HASKELL SLAUGHTER & YOUNG, L.L.C. LETTERHEAD]




                               September 14, 1998

HEALTHSOUTH Corporation
One HealthSouth Parkway
Birmingham, Alabama  35243
Attention:  Legal Department

     RE:  EXCHANGE OFFER, 6.875% SENIOR NOTES
          DUE 2005 AND 7.0% SENIOR NOTES DUE 2008

Gentlemen:

     We have served as counsel for HEALTHSOUTH Corporation, a Delaware corporation (the "Company"), in connection with the proposed exchange offer (the "Exchange Offer") which is more fully described in the Registration Statement on Form S-4 (Commission File No. 333-61485) filed under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on August 14, 1998 (the "Registration Statement"), to exchange its 6.875% Senior Notes due 2005 (the "New Notes due 2005") and its 7.0% Senior Notes due 2008 (the "New Notes due 2008", and together with the New Notes due 2005, the "New Notes"), for an equal principal amount of the Company's outstanding 6.875% Senior Notes due 2005 (the "Old Notes due 2005") and 7.0% Senior Notes due 2008 (the "Old Notes due 2008", and together with the Old Notes due 2005, the "Old Notes"). This opinion is furnished to you pursuant to the requirements of Form S-4.

     In connection with our opinion, we have examined or are familiar with the originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we deem necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, legal capacity of all natural persons, authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the


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authenticity of the originals of such copies. In rendering the opinion set forth below, we relied upon certain written representations and covenants of the Company, which are annexed hereto.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury
Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we considered relevant.

     Based upon and subject to the foregoing, we are of the opinion that, because the New Notes should not be considered to differ materially either in kind or in extent from the Old Notes pursuant to Treasury Regulations promulgated under Section 1001 of the Code, the exchange of the New Notes for the Old Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes. As a result, no material federal income tax consequences should result to holders exchanging Old Notes for New Notes. If, however, the exchange of Old Notes for New Notes were treated as an "exchange" for federal income tax purposes, such transaction will constitute a reorganization under Section 368(a) of the Code for federal income tax purposes and holders of the Old Notes, who receive solely New Notes in exchange therefor, will not recognize any gain or loss upon such exchange.

     Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, to any party to the Exchange Offer or any other transaction related to the Exchange Offer or contemplated by the Exchange Offer.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                               Very truly yours,

                                               HASKELL SLAUGHTER & YOUNG, L.L.C.

                                               By /s/ Ross N. Cohen
                                                 -------------------------------
                                                      Ross N. Cohen

                            [HEALTHSOUTH LETTERHEAD]



                               September 14, 1998


Haskell Slaughter & Young, L.L.C.
1200 AmSouth/Harbert Plaza
1901 Sixth Avenue North
Birmingham, Alabama  35203


Gentlemen:

     The undersigned, a duly authorized officer of HEALTHSOUTH Corporation, a Delaware corporation (the "Company"), in connection with the opinion to be delivered by Haskell Slaughter & Young, L.L.C. pursuant to Regulation S-K and recognizing that the above law firm will rely on this certificate in rendering its opinion, hereby certifies that, to the best knowledge and belief of the undersigned, after due inquiry and investigation, the facts relating to the proposed exchange offer (the "Exchange Offer") which is more fully described in the Registration Statement on Form S-4 (Commission File No. 333-61485) filed under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on August 14, 1998 (the "Registration Statement") by the Company, and the certifications stated below, insofar as such facts and certifications pertain to the Exchange Offer and the Company, are true, correct and complete in all material respects as of the date hereof. All capitalized terms not defined herein shall have the same meaning ascribed to them in the Registration Statement.

     i. The Exchange Offer will be consummated in compliance with the material terms set forth in the Registration Statement, and none of the material terms or conditions therein or any constituent documents have been waived or modified in any respect.

     ii. The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes except that (i) the New Notes will have been registered under the Securities Act of 1933, as amended, and therefore the New Notes will not bear legends restricting the transfer thereof, and (ii) holders of the New Notes will not be entitled to certain rights of holders of the Old Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer.

     iii. The New Notes will evidence the same debt as the Old Notes (which they replace) and will be entitled to the benefits of the same Indenture that governs the Old Notes.

      iv. The New Notes will bear interest at the same rate and on the same terms as the Old Notes. 1.


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     This letter is being  furnished  to you solely for your benefit and for use in rendering your opinions and is not to be used, circulated, quoted or otherwise referred to for any other purpose (other than inclusion in your opinion) without the express written consent of the Company. We will promptly and timely notify Haskell Slaughter & Young, L.L.C. if we discover that any of the above representations cease to be true, correct or complete as of the date hereof.

                                    HEALTHSOUTH Corporation


                                    By        /s/ William W. Horton
                                      ------------------------------------------
                                                  William W. Horton
                                       Senior Vice President & Corporate Counsel